Exhibit 99.1

Creative Medical Technology Holdings Recruits Top Urologists for CaverstemTM
Stem Cell Treatment of Erectile Dysfunction

(December 13, 2017 - Phoenix, AZ) Creative Medical Technology Holdings Inc. (OTCQB ticker symbol CELZ) announced today recruitment of leading urologists in the Southwestern United States to perform its patented CaverstemTM procedure to treat erectile dysfunction in patients who do not respond to currently available treatments.

With other clinical trials validating the safety and efficacy of this procedure to treat erectile dysfunction in patients who do not respond to currently available treatments, management has reported increased interest in the technology by urologists. Approximately 30% of the 30,000,000 patients suffering from erectile dysfunction do not respond to drugs like Viagra, Cialis and Levitra, in part due to an underlying degeneration of the biological machinery needed to achieve erections.

“The CaverstemTM procedure, uses the patient’s own bone marrow derived stem cells to stimulate arterial, venous and smooth muscle regeneration, and is an outpatient procedure performed by urologists in their medical facilities. We are using a patient’s own cells and we do not manipulate the stem cells through the use of chemicals, growth factors or expansion and have experienced no procedure-related safety issues,” said Dr. Thomas Ichim Co-Founder and Chief Scientific Officer of Creative Medical Technology Holdings, Inc.

The ongoing clinical trial covering patients ages 18 to 80 received Institutional Review Board (IRB) approval in December 2016. The trial was sponsored by Creative Medical Technology Holdings, Inc. based on our patented technology and was conducted at the Los Angeles Biomedical Institute at Harbor – UCLA Hospital in Torrance, CA.

“We are pleased to have received such enthusiasm from the Urology community in the first 30 days of commercialization and we anticipate similar responses as we expand our physician base throughout the United States” said Timothy Warbington, President and CEO of Creative Medical Technology Holdings Inc.

About Creative Medical Technology Holdings

Creative Medical Technology Holdings, Inc. is a clinical stage biotechnology company currently trading on the OTCQB under the ticker symbol CELZ. For further information about the company go to www.creativemedicaltechnology.com. For more information on our CaverstemTM procedure, please go to www.caverstem.com.

Forward-Looking Statements

OTC Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the CaverstemTM marketing efforts, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements. See the periodic and other reports filed by Creative Medical Technology Holdings, Inc. with the Securities and Exchange Commission and available on the Commission's website at www.sec.gov.

Contact:

Timothy Warbington

Chief Executive Officer

Tel: (480) 789-9939